Exhibit 10.4.1

FIRST AMENDMENT

TO

PACIFIC CAPITAL BANCORP EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST

January 1, 2001 Restatement

The Pacific Capital Bancorp Employee Stock Ownership Plan and Trust, established effective January 1, 1985, as amended and restated effective January 1, 2001, is hereby amended, effective as of January 1, 2005, in the following respects:

1. The last paragraph of Section 6.8 of the Plan is amended to provide as follows:

Notwithstanding the foregoing, if a Participant is employed by an Employer or a Related Company on his Normal Retirement Date, the date he becomes Disabled, or the date he dies, his vested interest in his Employer Contributions Sub-Account shall be 100 percent. Furthermore, in the event of a “change in control”, as defined below, a Participant who is employed by the affected Employer shall have a vested interest in his Employer Contributions Sub-Account of 100 percent. For purposes of this Section, “change of control” means the occurrence of any of the following events:

(a)	An acquisition of any voting securities of Pacific Capital Bancorp by any person (as that term is used for purposes of Section 13(d) or Section 14(d) of the Exchange Act), immediately after which such person has beneficial ownership (within the meaning of Rule 13d 3 promulgated under the Exchange Act) of 20% or more of the combined voting power of Pacific Capital Bancorp’s then outstanding voting securities.

(b)

A cumulative change in the composition of the Board of Directors of Pacific Capital Bancorp occurring during any two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors; provided that no individual shall be considered an Incumbent Director if such individual initially assumed office as a result of either an actual or threatened Election Contest (as described in Rule 14a-11 promulgated under the Exchange Act) (an “Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors of Pacific Capital Bancorp (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(c)	Approval by the shareholders of Pacific Capital Bancorp of:

(i)	A merger, consolidation or reorganization involving Pacific Capital Bancorp.

(ii)	A complete liquidation or dissolution of Pacific Capital Bancorp unless (as evidenced by resolution of the Board of Directors of Pacific Capital Bancorp) (A) such liquidation or dissolution is effected primarily for the purpose of consolidating the business and assets of Pacific Capital Bancorp with those of one or more subsidiaries of Pacific Capital Bancorp and (B) the principal business of Pacific Capital Bancorp is continued by such subsidiary immediately after such liquidation or dissolution; or

(iii)	An agreement for the sale or other disposition of all or substantially all of the assets of Pacific Capital Bancorp to any person other than one or more subsidiaries of Pacific Capital Bancorp.

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EXECUTED at                                 ,              this              day of _______________________________________ _______________,                     .

PACIFIC CAPITAL BANCORP

By:

Title: